FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
THIRD QUARTER RESULTS FOR FISCAL 2006

~ EPS of $.04 (Before Debt Extinguishment Charges) ~
~ Cash Flow from Operations Increases from $13.0 million to $41.2 Year-To-Date ~

          New York, New York (May 4, 2006) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a leading global beauty products company, today announced financial results for the third fiscal quarter ended March 31, 2006.

          In line with prior guidance, net income for the third fiscal quarter ended March 31, 2006, was $1.3 million, or $0.04 per diluted share, excluding the pre-tax debt extinguishment charge of $0.8 million, or $0.02 per diluted share, associated with the early retirement of the remaining 11 3/4% Senior Notes due 2011. Net income was $2.3 million or $0.08 per diluted share, before the debt extinguishment charge and the $1.5 million pre-tax charge associated with the adoption of FAS 123R, "Share-Based Payment." This compares to $5.6 million or $0.19 per diluted share in the third quarter of fiscal 2005. On a reported basis, net income was $0.7 million, or $0.02 per diluted share.

          Net sales of $191.3 million for the third fiscal quarter were slightly below prior guidance of $195 million to $200 million and decreased 3.5% as compared to net sales of $198.3 million in the prior year period. Excluding the impact of foreign currency translation, net sales declined 1.5%. Net sales in the current period were affected by tightening of inventories, primarily at U.S. retailers, which resulted in replenishment orders not being consistent with sell-through and in higher than expected returns and sales promotions. These factors also affected the Company's gross margins and operating income and were partially offset by a lower tax rate due to higher forecasted earnings contribution from international affiliates.

          Commenting on the results, E. Scott Beattie, Chairman and Chief Executive Officer, stated, "While we experienced weakness in the U.S. market as a result of the Federated and May department store merger and certain mass retailers' inventory control initiatives, our business overall performed in line with expectations. Fantasy Britney Spears rolled out to the remainder of our international markets in the third quarter and contributed solidly to our net sales, and PREVAGE(TM) continues to be introduced in markets around the world to an enthusiastic reception."

NINE-MONTHS RESULTS

          For the nine-months ended March 31, 2006, net sales increased 4.3% to $764.6 million from $733.4 million from the nine months ended March 31, 2005. Net income was $38.3 million versus $42.1 million for the year-ago period and earnings per share were $1.29, as compared to $1.41 in the prior year period, excluding the debt extinguishment charge and the impact of FAS 123R. On a reported basis, net income was $34.7 million and earnings per share were $1.17.

          Mr. Beattie continued, "As we look ahead, we expect the growth and profitability initiatives implemented during this fiscal year, particularly the organizational improvements in Europe and Asia, primarily in China, to contribute to both revenues and earnings next year. In addition, we expect the licensing agreements for new fragrance launches and improved balance between shipments and retail sales to provide positive momentum as we head into fiscal 2007."

OUTLOOK

          Effective July 1, 2005, the Company adopted FAS 123R, "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock-based compensation. Under this pronouncement, the Company has elected to apply the standard prospectively, and prior year results have not been restated. The earnings guidance, consistent with prior disclosure, includes a pre-tax charge of approximately $1.4 million, or $0.03 per diluted share, for the fourth quarter of fiscal 2006 and a pre-tax charge of $5.7 million, or $0.14 per diluted share, for the full fiscal year related to this pronouncement.

          The Company expects continued weakness in the U.S. market and is taking a cautious view in terms of the fulfillment at those retailers for the remainder of the year. As such, the Company currently expects net sales for the full fiscal year 2006 to be in the range of $950 million and $970 million and earnings per diluted share to be in the range of $1.15 to $1.20, or $1.29 to $1.34 excluding the impact of FAS 123R "Share-Based Payment". The earnings estimate excludes the pre-tax debt extinguishment charge the Company incurred of $0.8 million, or $0.02 per diluted share in the third fiscal quarter, and a pre-tax charge of $0.8 million, or $0.02 per diluted share, associated with organizational activities in the Company's European operations expected to be incurred in the fourth fiscal quarter.

          The following table sets forth the reconciliation of the earnings per diluted share estimate excluding the impact of the adoption of FAS 123R, share-based payment and debt extinguishment and restructuring charges to the earnings per diluted share estimate in accordance with GAAP. This information is being provided for comparability purposes so that operating performance is presented on a consistent basis with prior years.

	Full Fiscal Year
Earnings per diluted share estimate excluding FAS 123R and debt extinguishment and restructuring costs	$1.29	to	$1.34
Cost associated with the adoption of FAS 123R	(0.14)		(0.14)

Earnings per diluted share estimate excluding debt extinguishment and restructuring costs	1.15	to	1.20
Debt extinguishment and restructuring costs	(0.04)		(0.04)

Earnings per diluted share estimate in accordance with GAAP	$1.11	to	$1.16

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 4:45 p.m. Eastern Standard Time. All interested parties can listen to a live web cast of the conference call on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until May 18, 2006.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the Elizabeth Arden fragrance brands: Red Door, Red Door Revealed, Elizabeth Arden 5th Avenue, Elizabeth Arden after five, Elizabeth Arden green tea, and Elizabeth Arden Provocative Woman; the Elizabeth Taylor fragrance brands: White Diamonds and Passion; the Britney Spears fragrances brands: curious Britney Spears, curious In Control and fantasy Britney Spears; the Daytona 500 and GANT adventure men's fragrance brands; and the White Shoulders, Geoffrey Beene's Grey Flannel, the Halston fragrance brands: Halston and Halston Z-14; PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care lines, including Ceramide and Eight Hour Cream, PREVAGE(TM) anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox
Integrated Corporate Relations
(203) 682-8200

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; changes in the retail, fragrance and cosmetic industries involving the consolidation of retailers and the associated closing of retail doors as well as retailer inventory management practices; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005

Net Sales	$191,344	$198,317	$764,615	$733,424
Cost of Sales	105,094	102,431	443,539	406,424

Gross Profit	86,250	95,886	321,076	327,000
Gross Profit Percentage (a)	45.1%	48.3%	42.0%	44.6%

Selling, General and Administrative Expenses	75,929	76,907	238,424	231,809
Depreciation and Amortization	5,438	5,176	16,087	16,158

Total Operating Expenses	81,367	82,083	254,511	247,967

Interest Expense, Net	5,344	5,582	18,120	17,841
Debt Extinguishment Charge	758	--	758	--
(Loss) Income Before Income Taxes	(1,219)	8,221	47,687	61,192
(Benefit from) Provision for Income Taxes	(1,921)	2,602	12,995	19,064

Net Income	$702	$5,619	$34,692	$42,128

As reported:

Basic Income Per Share	$0.02	$0.20	$1.22	$1.53
Diluted Income Per Share	$0.02	$0.19	$1.17	$1.41

Basic Shares	28,412	27,888	28,487	27,582
Diluted Shares	29,636	30,164	29,633	29,890

EBITDA (b)	$9,563	$18,979	$81,894	$95,191

Adjusted before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment charge: (c)

Net Income	$2,320	$5,619	$38,325	$42,128

Basic Income Per Share	$0.08	$0.20	$1.35	$1.53
Diluted Income Per Share	$0.08	$0.19	$1.29	$1.41

Basic Shares	28,412	27,888	28,487	27,582
Diluted Shares	29,636	30,165	29,633	29,889

EBITDA (b)	$11,786	$18,979	$86,888	$95,191

(a) Based on the percentage of net sales for the periods.

(b)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

	Three Months Ended		Nine Months Ended

(In thousands)	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005

Net income	$702	$5,619	$34,692	$42,128
Plus:
Provision for income taxes	(1,921)	2,602	12,995	19,064
Interest expense, net	5,344	5,582	18,120	17,841
Depreciation and amortization	5,438	5,176	16,087	16,158

EBITDA	9,563	18,979	81,894	95,191
Debt extinguishment charge	758	--	758	--
Impact of adopting FAS 123R, share-based payments	1,465	--	4,236	--

EBTIDA, excluding FAS 123R costs	$11,786	$18,979	$86,888	$95,191

(c)   The following tables reconcile the calculation of net income per share on a basic and fully diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of adopting FAS 123R, share-based payments and the debt restructuring charge, net of taxes. This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance for comparability purposes and on a consistent basis without regard to the impact of adopting FAS 123R, share-based payments and the debt extinguishment charge. The presentation of the non-GAAP information titled "Net income per share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment charge, net of taxes" or "Net income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment charge, net of taxes" is not meant to be considered in isolation or as a substitute for net income or diluted income per share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005

As reported:
Basic
Net income as reported	$702	$5,619	$34,692	$42,128

Weighted average shares outstanding as reported	28,412	27,888	28,487	27,582

Net income per basic share as reported	$0.02	$0.20	$1.22	$1.53

Diluted
Net income as reported	$702	$5,619	$34,692	$42,128

Weighted average shares and potential dilutive shares as reported	29,636	30,164	29,633	29,890

Net income per diluted share as reported	$0.02	$0.19	$1.17	$1.41

Adjusted before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment charge, net of taxes:

Basic
Net income as reported	$702	$5,619	$34,692	$42,128
Debt extinguishment charge, net of tax	552	--	552	--

Net income as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	1,254	5,619	35,244	42,128
Impact of adopting FAS 123R, share-based payments, net of taxes	1,066	--	3,081	--

Net income as adjusted, before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment charge, net of taxes	$2,320	$5,619	$38,325	$42,128

Weighted average shares outstanding as reported	28,412	27,888	28,487	27,582

Net income per share as adjusted, before giving effect to the adoption of FAS 123R, share- based payments, net of taxes	$0.04	$0.20	$1.24	$1.53

Net income per share as adjusted, before giving effect to the adoption of FAS 123R, share- based payments and debt extinguishment charge, net of taxes	$0.08	$0.20	$1.35	$1.53

Diluted
Net income as reported	$702	$5,619	$34,692	$42,128
Debt extinguishment charge, net of tax	552	--	552	--

Net income as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	1,254	5,619	35,244	42,128
Impact of adopting FAS 123R, share-based payments and debt extinguishment charge, net of taxes	1,066	--	3,081	--

Net income as adjusted, before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment, net of taxes	$2,320	$5,619	$38,325	$42,128

Weighted average shares and potential dilutive shares as reported	29,636	30,164	29,633	29,890

Net income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments, net of taxes	$0.04	$0.19	$1.19	$1.41

Net income per diluted share as adjusted, before giving effect to the adoption of FAS 123R, share-based payments and debt extinguishment charge, net of taxes	$0.08	$0.19	$1.29	$1.41

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,
(In thousands)	2006	2005

Cash	$27,309	$25,966
Accounts Receivable, Net	187,953	175,889
Inventories	239,628	260,640
Property and Equipment, Net	32,926	39,469
Exclusive Brand Licenses, Trademarks and Intangibles, Net	184,717	188,459
Total Assets	714,491	724,438
Short-Term Debt	30,296	67,700
Current Liabilities	183,317	228,074
Long-Term Liabilities	233,944	236,196
Total Debt	252,801	301,502
Shareholders' Equity	297,232	260,170
Working Capital	305,491	254,459